NovaStar Financial Announces Third-Quarter 2007 Results and Third Quarter Investor Conference Call

KANSAS CITY, Mo. – November 14, 2007 – NovaStar Financial, Inc. (NYSE:NFI), a non-conforming residential mortgage portfolio manager and retail broker of mortgage loans, today reported third-quarter 2007 results.

For the quarter ended September 30, 2007, NovaStar reported a net loss available to common shareholders of $598.0 million, or $64.05 per fully diluted common share. Third-quarter 2006 net income available to common shareholders was $25.3 million, or $2.91 per diluted share. Per share data for both periods reflect a one-for-four reverse split which occurred on July 27, 2007. For the nine months ended September 30, 2007, NovaStar had a shareholders’ deficit of $80.7 million.

Faced with continued deterioration of nonprime lending fundamentals and the secondary market for loans, NovaStar has taken several actions to preserve liquidity, curtail risks associated with originating or holding loans and reduce its workforce.

NovaStar implemented the following actions during the third quarter:

•

The company raised $48.8 million in equity capital in July through a sale of convertible preferred securities to institutional investors. As conditions deteriorated further, additional fundraising through a shareholder rights offering was canceled in September.

•	NovaStar suspended wholesale lending operations in August, closing two operations centers and reducing its workforce, while meeting loan commitments that already had been made.
•

The company sharply reduced retail, or direct-to-consumer, activity. Twelve retail offices were closed in September, the workforce was further reduced, and the remaining retail organization shifted to brokering loans for other lenders rather than originating loans for NovaStar.

•

The company transferred $300.5 million in mortgage loans in a transaction that was a sale from a legal perspective but a financing transaction for GAAP financial reporting. The sale resulted in a decrease in cash of approximately $5 million. These loans had not been securitized, and the sale enabled the company to reduce warehouse borrowing, as well as to eliminate exposure to cash margin calls in connection with the loans.

•

In September, NovaStar canceled a dividend that had been planned based on its 2006 taxable income as a Real Estate Investment Trust (REIT). This caused the company’s REIT status to be terminated, retroactive to January 1, 2006, and NovaStar is now taxed as a C corporation.

Subsequent to September 30, 2007, NovaStar has taken these additional steps:

•

NovaStar sold mortgage servicing rights and servicing advances related to securitized loans to another servicer for proceeds of approximately $147 million, after deduction of certain expenses and a $7.9 million holdback, closing the transaction on November 1, 2007. Proceeds were used to reduce debt and for working capital. The holdback is to be released upon the delivery of all closing documents and is expected to be used to reduce debt.

NovaStar has substantially reduced its servicing staff to handle a significantly smaller number of loans.

•	The company sold $364.3 million in mortgage loans. The cash impact for loans that settled in the fourth quarter will be minimal.
•

In the interest of conserving liquidity, the Board of Directors has suspended payment of the next regularly scheduled dividend on the company’s Series C Preferred Stock and Series D-1 Preferred Stock (see “Dividends” section below).

•

NovaStar has requested a review of a determination by NYSE Regulation, Inc., that the company’s common stock and Series C Preferred stock should be de-listed by the exchange. The review of this determination is scheduled for December 5, 2007. However, the company believes there is a high likelihood that its securities will be de-listed from the NYSE following the review. Although NovaStar is exploring alternative arrangements for the listing or quoting of its common stock and preferred stock, trading is likely to take place on the OTCBB.

“As the mortgage environment has grown progressively worse through 2007, we have greatly reduced our business activity and simplified our organization,” said Scott Hartman, Chairman and Chief Executive Officer. “Going forward, our strategy is to manage the cash flows from our portfolio of mortgage-backed securities and operate our retail brokerage operations.”

Third-Quarter Non-Cash Items

NovaStar recorded a number of significant items, presented as pre-tax, which adversely affected net income and earnings per share in the third quarter (in thousands of dollars):

Pre-Tax
Tax charge primarily related to REIT revocation and valuation allowance	$245,783
Provision for credit losses	99,159
Valuation adjustment on mortgage loans – HFS	74,375
Litigation reserve	47,204
Impairment on mortgage securities – AFS	46,216
Fair value adjustments	31,993
Total	$544,730

Liquidity and Borrowing Capacity

Subsequent to the end of the third quarter, NovaStar completed the sale of mortgage servicing rights and servicing advances to Saxon Mortgage Services, Inc. Total proceeds to NovaStar, resulting from the transaction were approximately $147 million after deduction of certain expenses and a $7.9 million holdback. Proceeds were used to reduce debt and for working capital. The holdback is to be released upon the delivery of all closing documents and is expected to be used to reduce debt.

As of September 30, 2007, the company was out of compliance with the net worth covenant in its financing facilities with Wachovia. The company has obtained a waiver of this non-compliance through November 30, 2007, and intends to repay all outstanding indebtedness to Wachovia as soon as practicable. The company expects to be out of compliance with the net worth covenant subsequent to November 30, 2007, and there can be no assurance that the company will be able to obtain additional waivers or amendments from Wachovia or that it will be able to repay its outstanding indebtedness to Wachovia.

Dividends

NovaStar does not plan to pay dividends on its common stock for the foreseeable future. As a result of the termination of the company’s REIT status, the obligation to distribute 2006 taxable income no longer applies.

The Board of Directors has suspended payment of the quarterly dividend of $.55625 per share on NovaStar’s 8.90% Class C Cumulative Redeemable Preferred Stock, which otherwise would have been paid in December, in accordance with the articles supplementary of the company’s charter establishing the Series C Preferred Stock. Unpaid dividends on the Series C Preferred Stock will continue to accrue.

The Board of Directors also has suspended payment of the cumulative semi-annual dividend of $1.125 per share on NovaStar’s 9.0% Class D-1 Convertible Preferred Securities, which otherwise would have been paid in January, in accordance with the articles supplementary of the company’s charter establishing the Series D-1 Preferred Stock. Unpaid dividends on the Series D-1 Preferred Stock will continue to accrue and the dividend rate on the Series D-1 Preferred Stock will increase from 9.0% to 13.0%, compounded quarterly, effective January 16, 2008, with respect to all unpaid dividends and subsequently accruing dividends.

Portfolio Management

In the third quarter, NovaStar transferred $300.5 million in loans to mitigate future margin calls and resulted in a decrease in cash of approximately $5 million. The transaction was a sale from a legal perspective but recorded as a financing transaction for financial reporting purposes. Subsequent to September 30, 2007, the company sold a substantial portion of its remaining whole loans, further reducing risks. Investor concerns over deteriorating credit quality in the nonprime market have continued to cause declines in the fair value of NovaStar’s mortgage securities, as well as its remaining whole loans held-for-sale.

Mortgage Banking

Currently, NovaStar is not engaged in mortgage banking activities, but is brokering loans for other lenders. The company does not intend to re-enter mortgage banking until the economics turn more favorable.

Conference Call

The NovaStar third-quarter investor conference call is scheduled for 10:00 a.m. Central time (11:00 a.m. Eastern time) on November 15, 2007. The conference call will be webcast live and archived on the Company’s website at www.novastarmortgage.com. To participate in the call, please contact 800-446-2782 approximately 15 minutes before the scheduled start of the call. The confirmation code for the live event is 2752648. For investors unable to participate in the live event, a replay will be available until November 21, 2007, at 888-203-1112. The confirmation code for the replay is 2752648.

About NovaStar

NovaStar Financial, Inc. (NYSE: NFI) is a residential mortgage portfolio manager and retail broker of mortgage loans. NovaStar is headquartered in Kansas City, Missouri.

For more information, please reference our website at http://www.novastarmortgage.com.

Statements in this report regarding NovaStar Financial, Inc. and its business, which are not historical facts, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements are those that predict or describe future events and that do not relate solely to historical matters and include statements regarding management's beliefs, estimates, projections, and assumptions with respect to, among other things, our future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change at any time without notice. Words such as "believe," "expect," "anticipate," "promise," "plan," and other expressions or words of similar meanings, as well as future or conditional verbs such as "will," "would," "should," "could," or "may" are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those discussed herein. Some important factors that could cause actual results to differ materially from those anticipated include: our ability to manage our business during this difficult period for the subprime industry; our ability to continue as a going concern; decreases in cash flows from our mortgage securities and mortgage loans – held in portfolio; our ability to generate positive cash flow from our retail brokerage business; our ability to reduce expenses from our discontinued operations; increases in the credit losses on mortgage loans underlying our mortgage securities and held in our mortgage loans – held in portfolio; our ability to remain in compliance with the agreements governing our indebtedness; our ability to sell our remaining mortgage loans – held for sale; our ability to repay all amounts owed to Wachovia in a manner and time period acceptable to Wachovia; our ability to obtain necessary waivers of, or amendments, to the documents governing our indebtedness; the ability of our common stock and Series C preferred stock to continue trading in an active market; the loss of executive officers and other key management employees; impairments on our mortgage assets; increases in prepayment or default rates on our mortgage assets; increases in margin calls and loan repurchase requests; changes in assumptions regarding estimated loan losses and fair value amounts; our ability to maintain effective internal control over financial reporting and disclosure controls and procedures in the future; finalization of the amount and terms of any severance provided to terminated employees; finalization of the accounting impact of our previously-announced reduction in workforce; events impacting the subprime mortgage industry in general, including events impacting our competitors and liquidity available to the industry; residential property values; interest rate fluctuations on our assets that differ from our liabilities; the outcome of litigation or regulatory actions pending against us or other legal contingencies; our compliance with applicable local, state and federal laws and regulations or opinions of counsel relating thereto and the impact of new local, state or federal legislation or regulations or opinions of counsel relating thereto or court decisions on our operations; our ability to adapt to and implement technological changes; compliance with new accounting pronouncements; the impact of general economic conditions; and the risks that are from time to time included in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2006, our quarterly reports on Form 10-Q for the periods ending March 31, 2007, June 30, 2007 and September 30, 2007. Other factors not presently identified may also cause actual results to differ. This press release speaks only as of its date and we expressly disclaim any duty to update the information herein.

Media Relations Contact

Richard M. Johnson

913.649.8885

Investor Relations Contact

Jeffrey A. Gentle

816.237.7424

NOVASTAR FINANCIAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts) (unaudited)

	For the Three Months Ended			For the Six Months Ended

Interest income	$96,955	$110,551	$98,185	$298,132	$244,820
Interest expense	74,342	66,514	44,275	190,877	88,643
Net interest income before credit losses	22,613	44,037	53,910	107,255	156,177
Provision for credit losses	(99,159)	(73,254)	(10,286)	(192,326)	(19,876)
Net interest (expense) income	(76,546)	(29,217)	43,624	(85,071)	136,301

Other operating income (expense):
(Losses) gains on sales of mortgage assets	(2)	(213)	168	(215)	529
(Losses) gains on derivative instruments	(9,394)	6,128	-	(2,888)	109
Fair value adjustments	(31,993)	(16,740)	(1,271)	(58,224)	2,966
Impairment on mortgage securities available-for-sale	(46,216)	(22,569)	(6,796)	(72,209)	(13,249)
Fee income	6,637	4,890	7,055	17,060	19,650
Premiums for mortgage loan insurance	(4,453)	(4,798)	(2,124)	(12,059)	(4,402)
Other income, net	1,000	183	62	1,763	212
Total other operating (expense) income:	(84,421)	(33,119)	(2,906)	(126,772)	5,815

General and administrative expenses	29,720	31,004	25,471	97,563	84,057

(Loss) income from continuing operations before tax expense (benefit)	(190,687)	(93,340)	15,247	(309,406)	58,059
Income tax expense (benefit)	217,386	(59,524)	(3,786)	59,200	(9,851)
(Loss) income from continuing operations	(408,073)	(33,816)	19,033	(368,606)	67,910
(Loss) income from discontinued operations, net of income tax	(187,298)	(19,061)	9,546	(233,629)	19,432
Net (loss) income	(595,371)	(52,877)	28,579	(602,235)	87,342
Preferred dividends	(2,634)	(1,663)	(3,327)	(5,960)	(6,653)
Net (loss) income available to common shareholders	$(598,005)	$(54,540)	$25,252	$(608,195)	$80,689

Basic earnings per share:
(Loss) income from continuing operations available to common shareholders	$(43.99)	$(3.62)	$1.82	$(40.14)	$7.36
(Loss) income from discontinued operations, net of income tax	(20.06)	(2.04)	1.11	(25.04)	2.33
Net (loss) income available to common shareholders	$(64.05)	$(5.66)	$2.93	$(65.18)	$9.69
Diluted earnings per share:
(Loss) income from continuing operations available to common shareholders	$(43.99)	$(3.62)	$1.81	$(40.14)	$7.30
(Loss) income from discontinued operations, net of income tax	(20.06)	(2.04)	1.10	(25.04)	2.32
Net (loss) income available to common shareholders	$(64.05)	$(5.66)	$2.91	$(65.18)	$9.62

Dividends declared per common share	$-	$-	$11.20	$-	$22.40
Dividends declared per preferred share	$0.56	$0.56	$1.11	$1.67	$2.23
Book value per diluted share	$(21.91)	$43.00	$12.80	$(21.91)	$12.80

NOVASTAR FINANCIAL, INC.

SELECTED BALANCE SHEET DATA

(dollars in thousands) (unaudited)

	As of
	9/30/2007	6/30/2007	9/30/2006

Mortgage loans – held-in-portfolio	$3,087,673	$3,415,303	$2,391,914
Mortgage securities – available-for-sale	86,284	168,915	428,787
Mortgage securities – trading	216,838	368,022	270,925
Total assets	4,544,628	5,049,679	5,136,136
Borrowings	3,660,617	4,057,960	2,845,476
Stockholders’ equity	(80,713)	486,605	542,648